Obtaining Control of Credit Suisse Strategic Income Fund A

As of October 31, 2013, Charles Schwab ("Shareholder") owned 2,76,838 shares of the Fund, which represented 63.24% and Ameritrade Inc. owned 1,454,200 shares of the Fund, which represented 33.28% of the Fund. As of October 31, 2014, Charles Schwab owned 507,608 shares of the Fund, which represented 36.33% of the Fund and Pershing owned 368,162 shares of the Fund, which represented 26.35% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Strategic Income Fund C

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,504 shares of the Fund, which represented 59.17% of the Fund. As of October 31, 2014, Shareholder owned
11,169 shares of the Fund, which represented less than 25% of the outstanding shares and UBS owned 57,489 shares of the Fund, which represented 27.98% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Strategic Income Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,608,610 shares of the Fund, which represented
87.30% of the Fund. As of October 31, 2014, Shareholder owned 2,803,849 shares of the Fund, which represented
35.84% of the outstanding shares and Pershing owned
2,681,149 shares of the Fund, which represented 34.27% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.